                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Grubb & Ellis Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

[LOGO OF GRUBB & ELLIS(R)]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Grubb & Ellis Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Grubb & Ellis Company (the "Company") to be held at 10:00 a.m., local time, on Thursday, November 18, 1999 in the Almond Room of the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois.

Stockholders of record at the close of business on September 27, 1999 (the "Record Date") may vote at the Annual Meeting.

A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder for any purpose related to the meeting, during ordinary business hours, for ten days prior to the Annual Meeting, at the corporate headquarters.

The purposes of the meeting are:

  1. To elect nine (9) directors to the Board of Directors to serve for one year and until their successors are elected and qualified; and

  2. To transact any other business properly brought before the meeting.

The meeting will also provide an opportunity to review with you the business of the Company during the 1999 fiscal year and give you a chance to meet your directors.

Your vote is important to the Company. To be sure that your shares are represented at the meeting whether or not you plan to attend, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed reply envelope. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

We look forward to seeing you at the meeting.

                                          BY ORDER OF THE BOARD
                                          OF DIRECTORS
                                          /s/ Robert J. Walner

                                          Robert J. Walner
                                          Corporate Secretary
October 14, 1999

                             GRUBB & ELLIS COMPANY

                                PROXY STATEMENT

                               TABLE OF CONTENTS


                                TOPIC                                  PAGE
---------------------------------------------------------------------------

 QUESTIONS AND ANSWERS ABOUT VOTING                                      2

 ELECTION OF DIRECTORS                                                   5

    A.  Information About the Board and its Compensation                 5

    B.  Information About the Nominees for Director                      5

 STOCK OWNERSHIP INFORMATION                                             9

    A.  Stock Ownership Table                                            9

    B.  Section 16(a) Beneficial Ownership Reporting Compliance         11

 EXECUTIVE OFFICERS                                                     11

    A.  Information About Executive Officers                            11

    B.  Executive Compensation                                          14

    C.  Employment Contracts and Change of Control Arrangements         16

    D.  Compensation Committee Interlocks and Insider Participation     17

    E.  Compensation Committee Report on Executive Compensation         17

    F.  Grubb & Ellis Stock Performance                                 19

 RELATED PARTY TRANSACTIONS                                             21

                       QUESTIONS AND ANSWERS ABOUT VOTING

 1.  Q:  What will I be voting on?
     A:  (1) the election of nine directors; and
         (2) any other business properly before the meeting.

 2.  Q:  How are directors nominated?
     A: The Company's Bylaws provide that nominations for director are made by written notice to the Secretary of the Company at least 14 days before the stockholders' meeting at which directors are to be elected. The
         Board of Directors nominated the candidates listed in this proxy statement at a regular Board meeting, and submitted the required notice. If someone is nominated and becomes unable to serve, then your signed proxy card will authorize Robert J. Walner and Blake W.
         Harbaugh, officers of the Company who are the proxy holders, to nominate someone else.

 3.  Q:  What other business will be acted upon at the annual meeting?
     A: We know of no other business for the meeting. Your signed proxy card will authorize the proxy holders to vote on your behalf in their discretion on any other business that may properly be brought before the meeting.

 4.  Q:  Who is soliciting my vote and how much does it cost the Company?
     A. The Board of Directors of the Company is asking you to vote, and asking you to vote in favor of the nominees for director who were selected by the Board and identified in this proxy statement. Morrow &
         Co., Inc. was engaged to assist in distribution of the proxy materials to holders of stock brokerage accounts, at a fee of $2,000 plus expenses estimated at $2,000. Also, employees of the Company may solicit proxies as part of their assigned duties, at no extra compensation. The Company will pay the expenses related to this proxy solicitation.

 5.  Q:  What information will I receive with this solicitation?
     A: You have received a proxy statement and an annual report to stockholders for the 1999 fiscal year. Stockholders may request another copy of the annual report from Investor Relations, Grubb &
         Ellis Company, 2215 Sanders Road, Suite 400, Northbrook, IL 60062.

 6.  Q:  Who has the right to vote?
     A: Stockholders as of the close of business on September 27, 1999 can vote. On that date, there were 19,941,232 outstanding shares of common stock of the Company. Each share is entitled to one vote. A majority of the outstanding shares is a quorum.

 7.  Q:  How do I vote?
     A:  Mark the boxes that show how you want to vote, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the nominees listed on the card. You can cancel your vote by:

         . sending in another proxy card with a later date;
         . attending the meeting and voting by ballot; or . sending written notice to the Secretary of the Company.

 8.  Q:  What does it mean if I get more than one proxy card?
     A:  You should vote on each proxy card you receive. If you have an account
         "on record" with Harris Trust and Savings Bank, our stock registrar and transfer agent ("Harris Bank"), you will get a proxy card with a reply envelope addressed to Harris. If you hold shares in the Company's Employee Stock Purchase Plan, those shares will be listed with any others you hold of record with Harris on the same proxy card.
         For any accounts held in different ways, such as jointly with another person or in trust, you will receive separate proxy cards. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from your broker, and you will send your vote to your broker according to the broker's instructions. For Grubb & Ellis shares held in your 401(k) plan account, you will receive voting instructions from the plan trustee, Fidelity Management Trust Company. If you do not vote your 401(k) plan shares, the trustee will not vote your shares unless required by law.
         If you have more than one account at Harris Bank and wish to consolidate the accounts, please call Shareholder Services at Harris
         Bank; Ph. (312) 360-5100.

 9.  Q:  Who will count the votes?
     A:  Harris Bank will act as inspector of election and tabulate the votes.

 10. Q:  What vote is needed to elect a director?
     A: A vote in favor of a nominee by a plurality of the shares voting at the meeting is needed to elect a director. Cumulative voting is not permitted. Where a proxy card has been voted "abstain," "withhold authority," or "broker non-vote" (shares held by a broker or in nominee name which are signed and returned but for which the broker has no authority to vote without instructions from its customer), the shares are counted for quorum purposes but are not considered cast for voting on a proposal or an election.

         Do any stockholders have agreements about how they will vote their
 11. Q:  shares?
     A: Yes. Here is some information about two voting agreements involving certain principal stockholders and directors of the Company.

         There is an agreement ("1997 Voting Agreement") dated January 24,
         1997, among Warburg, Pincus Investors, L.P. ("Warburg"); C. Michael
         Kojaian, a director of the Company, and Mike Kojaian (collectively, the "Kojaian Investors"); and The Goldman Sachs Group, Inc., successor to The Goldman Sachs Group, L.P. ("GS Group"), which was entered into in connection with certain financing transactions of the Company in 1996 and 1997. Under this agreement, the parties agreed to vote all of their shares of common stock for one director nominee designated by the Kojaian Investors ("Kojaian Nominee"), one nominee designated by GS Group ("GS Nominee"), and all nominees designated by Warburg
         ("Warburg Nominees"). The 1997 Voting Agreement provides that the
         Kojaian Nominee must be a Kojaian Investor or an officer or partner of a firm affiliated with the Kojaian Investors; each Warburg Nominee must be an officer of Warburg or one of its venture banking affiliates; and the GS Nominee must be an employee of Archon Group, L.P. or Goldman, Sachs & Co. ("Goldman Sachs"), or an affiliate of either firm. The right to designate nominees under the 1997 Voting
         Agreement is conditioned upon beneficial ownership of the following minimum numbers of shares of common stock: the Kojaian Investors or a controlled transferee (1,250,000);
         Warburg (5,509,169); and GS Group (1,250,000). For the 1999 election of directors, Sidney Lapidus, Reuben S. Leibowitz and John D.
         Santoleri have been designated as Warburg Nominees, C. Michael Kojaian has been designated as the Kojaian Nominee, and Todd A. Williams has been designated as the GS Nominee.

         A voting agreement entered into between Warburg and the Company in December 1997 ("Warburg Voting Agreement") provides that any time a matter is brought to a vote of the Company's stockholders and Warburg holds more than 50% of the voting power of the Company's common stock entitled to vote on the matter, then Warburg will vote its shares up to 50% of such voting power (the "Limit") in its discretion, subject to the 1997 Voting Agreement, and any shares in excess of the Limit will be voted in the same proportion as the shares of common stock are voted by other stockholders.

         See also "Stock Ownership Information."

         To the Company's knowledge, Warburg, the Kojaian Investors and GS
         Group intend to vote all of their shares of common stock in favor of all nominees for director. Together, they have the power, without the vote of other stockholders, to elect all nominees to the Board.

 12. Q: How can I as a stockholder arrange for a proposal to be included in next year's Company proxy statement?
     A: For your proposal to be considered for inclusion in NEXT YEAR's proxy statement, you can submit a proposal in writing to the Secretary of the Company at corporate headquarters by June 17, 2000. If it is an appropriate proposal under proxy rules of the Securities and Exchange
         Commission ("SEC") and the Company's Bylaws, it will be included.

 13. Q: Will my proxy confer discretionary authority to vote on shareholder proposals next year?
     A: If we receive notice of a stockholder proposal after June 17, 2000 and before August 31, 2000, then the proposal need not be included in next year's proxy statement and, the proxy holders would have discretionary authority to vote on the matter only under certain circumstances if the matter is discussed in the proxy statement. If we receive notice of a stockholder proposal after August 31, 2000, then the proxy holders can vote on such a proposal in their discretion based upon the signed proxy cards which have been returned to us, but the matter will not be discussed in the proxy statement and will not be listed on the proxy card (because the submission deadline will have been missed).

 14. Q:  Who are the Company's auditors?
     A: Ernst & Young LLP, independent public accountants, served as auditors of the Company for the 1999 and 1998 fiscal years. It is anticipated that Ernst & Young will be appointed as the Company's auditors for the 2000 fiscal year as well. Representatives of Ernst & Young are expected to attend the annual meeting and will be available to answer questions. They will have an opportunity to make a statement if they wish.

                             ELECTION OF DIRECTORS

A. Information About the Board and its Compensation

The Board of Directors currently consists of eleven directors. Because Lawrence S. Bacow and Thomas E. Meador have declined to stand for re-election as directors, the number of directors will be reduced to nine. The Board held six meetings during the fiscal year ended June 30, 1999. Each incumbent director attended at least 75% of the meetings of the Board and any Board committees on which he served, except Sydney Lapidus and Reuben S. Leibowitz. The Board has standing Audit and Compensation Committees, which are described below, and does not have a Nominating Committee.

Audit Committee. The Audit Committee recommends the appointment of auditors to the Board; approves the scope of the annual audit; reviews the audit results and compliance with the auditors' recommendations; reviews financial reports to stockholders; and monitors the Company's accounting and the effectiveness of internal controls, the internal audit function of the Company, and compliance with certain aspects of the Company's conflicts-of-interest policy. The current members of the Audit Committee are R. David Anacker, Chairman, and Robert J. McLaughlin. The Audit Committee met four times during the 1999 fiscal year.

Compensation Committee. The functions of the Compensation Committee are the approval of compensation arrangements for the executive officers of the Company, recommending to the Board the adoption of equity compensation plans in which directors and officers are eligible to participate and the award of equity incentives, and administration of certain stock option plans. The current members of the Compensation Committee have been Reuben S. Leibowitz, Chairman, and Lawrence S. Bacow. During the 1999 fiscal year, the Compensation Committee met three times.

Compensation of Directors. Only outside directors (who are unaffiliated with the Company as officers or representatives of principal stockholders) receive compensation for serving on the Board and on its committees. Such compensation currently consists of an annual retainer fee of $15,000 and a fee of $1,000 for each Board or committee meeting attended. These fees are set by the Board. Under the 1993 Stock Option Plan for Outside Directors, outside directors each receive an option to purchase 10,000 shares of common stock upon the date of first election to the Board, with an exercise price equal to market value on such date. In addition, each outside director receives options to purchase 8,000 shares of common stock upon successive fourth-year anniversaries of service. Directors other than members of the Compensation Committee are also eligible to receive stock options under the 1990 Amended and Restated Stock Option Plan.

B. Information About the Nominees for Director

The names of the persons who have been nominated by the Board for election as directors at the Annual Meeting are set forth below. There are no other nominees. Nominations for director are made by written notice to the Secretary of the Company, generally at least 14 days prior to the stockholders' meeting at which directors are to be elected. All nominees have consented to serve as directors if elected.

If any nominee becomes unable to serve as a director, the proxies will be voted by the proxy holders for a substitute person nominated by the Board, and authority to do so is included in the proxy. The Board has no reason to believe that any of the nominees will be unable to serve as a director of the Company.

The term of office of each nominee who is elected extends until the annual stockholders' meeting in 2000 and until his successor is elected and qualified.

   Neil               50, has served as President, Chief Executive Officer,
  Young               and a director of the Company since February 1996. He
                      was elected Chairman of the Board in April 1997. He has also served as Chief Executive Officer of Grubb & Ellis
                      Management Services, Inc. ("Management Services"), the
                      Company subsidiary which is engaged in property and facilities management, since February 1998, Executive
                      Vice President from May 1997 to February 1998, and as a director since September 1994. He also serves as a director and/or officer of certain other subsidiaries of the Company. Other positions with the Company previously held include President of Commercial Brokerage
                      Operations (December 1995 to February 1996), President of the Eastern Region (March 1994 to December 1995),
                      President of the Midwest/Texas Region (January 1993 to
                      January 1995), and Senior Vice President (January 1992 to February 1996). He served prior to 1993 as an Executive Vice President, Regional Manager, District
                      Manager and Sales Manager of the commercial brokerage division in the Midwest Region. Mr. Young has been with the Company since 1984.

R. David Anacker      64, has been Vice Chairman of Veriflo Corporation, an
                      industrial equipment manufacturing firm located in Richmond, California, since November 1991. From November
                      1959 to November 1991, he was associated with ABM
                      Industries, Inc. ("ABMI"), a property maintenance service firm located in San Francisco, California, serving as director from 1979 and as President and Chief
                      Executive Officer from March 1984 through October 1991.
                      He has also served as a consultant to ABMI. He served as a director of Management Services from August 1992 to July 1994. Mr. Anacker has served as a director of the Company since May 1994.

Joe F. Hanauer        62, has been a general partner of Combined Investments,
                      L.P., an investment management business located in Laguna Beach, California whose investments include real estate, since December 1988. He served as Chairman of the Board of the Company from January 1993 to April
                      1997, as Executive Chairman from June 1994 to September
                      1994 and as Chief Executive Officer from July 1994 to
                      December 1995. Mr. Hanauer served as a director of Management Services from June 1993 until April 1997, and served as a director and/or officer of certain other subsidiaries of the Company from February 1993 to December 1995. From February 1993 until July 1994, Mr.
                      Hanauer, through Combined Investments, L.P., also provided operational and management services to the

                      Company. From 1977 to December 1988, Mr. Hanauer was associated with Coldwell Banker Residential Group, Inc., serving as Chairman and Chief Executive Officer from 1984. He is also a director of MAF Bancorp and homestore.com, Inc. Mr. Hanauer has served as a director of the Company since January 1993.

C. Michael Kojaian    37, the Kojaian Nominee, is President, a director and a
                      shareholder of the Kojaian Companies, a real estate investment firm headquartered in Southfield, Michigan.
                      He has also been a director, shareholder and Executive
                      Vice President and Treasurer of Kojaian Management
                      Corporation, a real estate investment and property management firm affiliated with the Kojaian Companies, since January 1988. He is also a director of Flagstar
                      Bancorp, Inc. Mr. Kojaian was first elected as a director of the Company in December 1996 as a representative of the Kojaian Investors.

Sidney Lapidus        61, a Warburg Nominee, is a Managing Director and member
                      of E.M. Warburg, Pincus & Co., LLC (and its predecessor)
                      ("Warburg Pincus"), a private equity investment firm located in New York City. Warburg Pincus manages
                      Warburg, the Company's principal stockholder.
                      Mr. Lapidus is also a general partner of Warburg, Pincus
                      & Co. ("WP"), a firm which acts as general partner of Warburg. He has been associated with Warburg Pincus since 1967. Mr. Lapidus is also a director of Carbiner
                      International, Inc., Information Holdings, Inc., Journal
                      Register Company, Knoll, Inc., Lennar Corporation and
                      Radio Unica Communications Corp. Mr. Lapidus was first elected as a director of the Company in February 1997 as a representative of Warburg.

Reuben S. Leibowitz   52, a Warburg Nominee, is a Managing Director and member
                      of Warburg Pincus. Mr. Leibowitz is also a general partner of WP. He has been associated with Warburg
                      Pincus since 1984. He is also a director of Chelsea GCA
                      Realty, Inc. and Lennar Corporation. Mr. Leibowitz was first elected as a director of the Company in January
                      1993 as a representative of Warburg.

Robert J. McLaughlin  66, is President of The Sutter Group, a management consulting firm located in Larkspur, California which he founded in 1982. He is also Chairman of the Board of Western Properties Trust. Mr. McLaughlin has served as a director of the Company since September 1994.

John D. Santoleri     36, a Warburg Nominee, is a Managing Director and member
                      of Warburg Pincus. He is also a general partner of WP.
                      He has been associated with Warburg Pincus since June
                      1989. Prior to June 1989, he was associated with The
                      Harlan Company, a New York-based real estate consulting firm, serving as Vice President from September 1988 to June 1989. Mr. Santoleri also serves as a director of Radio Unica Communications Corp. Mr. Santoleri was first elected as a director of the Company in January 1993 as a representative of Warburg.

Todd A. Williams      39, the GS Nominee, has been a Managing Director since
                      December 1997 within the Real Estate Principalling
                      Investment Area ("REPIA") of Goldman Sachs & Co., an investment banking firm located in New York City which is an affiliate of a principal stockholder of the Company ("Goldman Sachs"), and a Vice President prior to that time. He is responsible for portfolio management, development/redevelopment and disposition of investments of Whitehall Street Real Estate Funds, a series of funds sponsored by Goldman Sachs ("Whitehall"), and the Goldman Sachs Emerging Markets Fund. Prior to the formation of REPIA in 1991, Mr. Williams served as an associate of the Real Estate Investment Banking Group of
                      Goldman Sachs, in New York and Los Angeles. Mr. Williams serves on the Whitehall Investment Committee and as a director of Archon Group, L.P., Archon Financial,
                      Wellsford Commercial Properties Trust, Troon Golf Corp., and Bangkok Capital Alliance Co., Ltd. Mr. Williams was elected as a director of the Company in January 1997 as a representative of Goldman Sachs.

        The Board unanimously recommends that the stockholders vote FOR the election of all nominees to the Board of Directors.

                          STOCK OWNERSHIP INFORMATION

A. Stock Ownership Table

The following shows the share ownership as of August 19, 1999 by known beneficial holders of more than 5% of the Company's outstanding common stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the persons listed have sole voting and disposition powers over the shares held in their names, subject to community property laws if applicable.

                            Amount and Nature of      Percent of    Percent of
                            Beneficial Ownership      Class(/1/) Voting Power(/2/)
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
  Principal Stockholders:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
  Warburg, Pincus
   Investors, L.P.               10,443,339(/3/)         49.1%         45.7%
  The Goldman Sachs Group,
   Inc.                           2,500,000(/4/)         12.6%         12.6%
  C. Michael Kojaian (also
   a director)                    1,536,855(/5/)          7.8%          7.4%(/5/)
  Mike Kojaian                    1,536,857(/5/)          7.8%          7.4%(/5/)
  Robert Fleming Inc.             1,307,968(/6/)          6.6%          6.6%
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
  Directors:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
  Neil Young (also CEO)             260,372(/7/)          1.3%            *
  R. David Anacker                    8,000                 *             *
  Lawrence S. Bacow                  10,800(/8/)            *             *
  Joe F. Hanauer                  1,008,323(/7/)(/9/)     4.9%          2.1%
  Sidney Lapidus                          0(/3/)           --            --
  Reuben S. Leibowitz                 7,000(/3/)(/8/)      --            --
  Robert J. McLaughlin               13,000(/7/)            *            --
  Thomas E. Meador                    3,334                 *             *
  John D. Santoleri                       0(/3/)           --            --
  Todd A. Williams                        0(/4/)           --            --
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
  Named Executive
   Officers:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
  Maureen A. Ehrenberg               34,730(/7/)            *             *
  Douglas P. Frye                    61,680(/7/)            *             *
  John G. Orrico                     39,102(/7/)            *             *
  Steven D. Scruggs                  31,296(/7/)            *             *
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
  All Current Directors
   and Executive Officers
   as a Group (18
   persons):                     3,153,4677(/7/)(/8/)    15.5%         10.5%

---------------------
  * Does not exceed 1.0%.

 (1) The percentage of shares of Company common stock shown for each designated person in this column assumes that such person, and no one else, exercises currently outstanding warrants, options or convertible securities.

 (2) The percentage of voting power was determined by calculating the percentage of common stock actually held by each person on August 19, 1999 in relation to the total number of outstanding shares of common stock held by all stockholders on that date. In this method, no options or warrants are counted either for that person or others. The Record Date for purposes of voting at the 1999 Annual Meeting is September 27, 1999.

 (3) Warburg, Pincus Investors, L.P., 466 Lexington Avenue, New York, NY 10017. At August 19, 1999, Warburg beneficially owned 10,443,339 shares of common stock through its ownership of 9,105,981 shares of common stock and currently exercisable warrants to purchase an aggregate of 1,337,358 shares of common stock. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("Warburg Pincus"), manages Warburg. Lionel I. Pincus is the managing partner of WP and the managing member of Warburg Pincus and may be deemed to control both of them. Each of Messrs. Lapidus, Leibowitz and Santoleri, directors of the Company, is a Managing Director and member of Warburg Pincus and a general partner of WP. As such, they may each be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in an indeterminate portion of the shares of common stock beneficially owned by Warburg. Messrs. Lapidus, Leibowitz and Santoleri disclaim beneficial ownership in these shares.

 (4) The Goldman Sachs Group, Inc., 85 Broad Street, New York, NY 10004. Shares reported for GS Group include 175,000 shares of common stock held by Archon Group, L.P. ("Archon"). Archon is a majority-owned subsidiary of GS Group. The general partner of Archon is Archon Gen-Par, Inc. ("AGP"), which is a wholly owned subsidiary of GS Group. Mr. Williams, an officer of Goldman Sachs, an officer of AGP, and a director of Archon, disclaims beneficial ownership of shares of common stock beneficially owned by Archon. 20 shares of common stock held in discretionary client accounts by Goldman Sachs are excluded.

 (5) C. Michael Kojaian and Mike Kojaian, The Kojaian Companies, 1400 North Woodward Avenue, Suite 250, Bloomfield Hills, MI 48304. At August 19, 1999, C. Michael Kojaian beneficially owned 1,536,855 shares of common stock through his direct ownership of 1,393,427 shares of common stock and through his joint ownership of 143,428 shares of stock with Mike Kojaian, his father (together, the "Kojaians"). Mike Kojaian beneficially owned 1,536,857 shares of common stock through his direct ownership of 1,393,429 shares of common stock and through his joint ownership of the above-referenced 143,428 shares. Pursuant to the rules promulgated under the Exchange Act, the Kojaians may be deemed to be a "group," as defined in Section 13(d) of such Act. Each of the Kojaians does not affirm the existence of such a group and disclaims beneficial ownership of shares of common stock solely owned by any other party. For purposes of calculating voting power, the number of shares jointly owned was divided in half between the two Kojaians.

 (6) Robert Fleming Inc., 320 Park Avenue, 11th and 12th Floors, New York, NY 10022.

 (7) Includes options under the Company's stock option plans which are currently or by October 19, 1999 will be exercisable for the following numbers of shares: Mr. Young - 257,000; Mr. Hanauer - 237,850;
     Mr. McLaughlin - 10,000; Ms. Ehrenberg - 31,750; Mr. Frye - 36,250; Mr. Orrico - 35,500; Mr. Scruggs -29,000; and all current directors and executive officers as a group - 724,934.

 (8) Includes 800 shares held jointly with Professor Bacow's son, but as to which he disclaims beneficial ownership. Includes 2,000 shares owned by Mr. Leibowitz' mother-in-law and wife, and 5,000 shares owned by a trust in which the same relatives are trustees. Mr. Leibowitz disclaims beneficial ownership of all 7,000 shares.

 (9) At August 19, 1999, Mr. Hanauer beneficially owned 1,008,323 shares of common stock, which consisted of the following: his direct ownership of 14,497 shares of common stock and an option granted under a Company stock option plan which is exercisable for 237,850 shares; and his indirect ownership of a) 307,435 shares of common stock and currently exercisable warrants to purchase an aggregate of 348,541 shares of common stock held in a trust of which Mr. Hanauer is the trustee and he, his wife and children are beneficiaries; and b) 100,000 shares held by a charitable remainder trust of which Mr. Hanauer and his wife are beneficiaries during their lives, and his daughter is a trustee. Mr. Hanauer disclaims beneficial ownership of the 100,000 shares held in the charitable remainder trust, except to the extent of his pecuniary interest in them.

B. Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's directors, executive officers, the chief accounting officer and 10% stockholders ("Insiders") to file with the SEC and the New York Stock Exchange reports showing their ownership and changes in ownership of Company securities, and to send copies of these filings to the Company. To our knowledge, based upon review of copies of such reports we have received and based upon written representations that no other reports were required, during the year ended June 30, 1999, the Insiders complied with all Section 16(a) filing requirements applicable to them, except that C. Michael Kojaian and Mike Kojaian each filed a Form 4 after its due date to report one transaction.

                              EXECUTIVE OFFICERS

A. Information About Executive Officers

Neil Young            50, has served as President, Chief Executive Officer,
                      and a director of the Company since February 1996. He was elected Chairman of the Board in April 1997. See
                      "Information About the Nominees for Director" above for more information about his business experience.

Maureen A. Ehrenberg  40, has served as President of Management Services since
                      February 1998. She also serves as a director and/or officer of certain subsidiaries of the Company. From July 1997 to February 1998 she served as Central Regional President of Management Services. From September 1991 to June 1997, she was associated with PREMISYS Real Estate Service Inc. ("PREMISYS"), a property management firm headquartered in Houston, Texas, serving as Regional Vice President for the Midwest from June 1992, and as District Vice President prior to that time. PREMISYS was acquired by Cushman & Wakefield in September 1997. From January 1989 to September 1991, Ms. Ehrenberg served as Regional Vice President of the Midwest and West Regions of First Office Management, a subsidiary of The Equity Group located in Chicago, Illinois. From July 1986 to January 1989, she served as Vice President Asset Management for Rubloff Inc. in Chicago, and from December 1983 to June 1986 she was associated with The Balcor Company, the real estate investment subsidiary of American Express located in Skokie, Illinois, serving, from latest to earliest, as Director of Financial Training, District Manager Trainee and Commercial Financial Analyst.

Douglas P. Frye       39, has served as President of the Company's
                      Institutional Services Group since July 1997 and as
                      Director of such Group from March 1995 to July 1997. He served as Director of the Investment Properties Division in the Rosemont, Illinois office of the Company from April 1990 to March 1995. From November 1988 to April
                      1990,
                      he served as Vice President of Acquisitions for The
                      Shidler Group, a real estate services firm located in Chicago, Illinois. From September 1984 to November 1988, he served as Investment Specialist in the Rosemont office of the Company.

Steven J. Kaplan      48, has served as Executive Vice President and Chief
                      Operating Officer of the Company since August 1999. From
                      June 1994 to August 1999, he was associated with Landauer Associates, Inc. ("Landauer"), serving as Chief
                      Executive Officer from January 1996, Chief Operating
                      Officer from January 1995 to January 1996 and General
                      Counsel prior to that time. Landauer was a real estate valuation and consulting firm headquartered in Dallas, Texas whose business was acquired by the Company in August 1999. Prior to joining Landauer, Mr. Kaplan was engaged in the private practice of law, specializing in real estate transactions.

John G. Orrico        43, has served as President, Transaction Services for
                      the Company since February 1998, and as President of the Eastern Region of the Company since July 1997. He also serves as a director and/or officer of certain subsidiaries of the Company. From July 1994 through June
                      1997, he served as Senior Vice President and District
                      Manager of the central and northern New Jersey commercial offices of the Company. From May 1990 through May 1994, Mr. Orrico served as President of the
                      Commercial Real Estate Division of K. Hovnanian
                      Investment Properties, Inc., a real estate development firm located in Red Bank, New Jersey, and from September
                      1982 to May 1990 he served as Executive Vice President of National Realty & Development Corp., a real estate development firm located in Purchase, New York.

Brian D. Parker       48, has been Chief Financial Officer of the Company
                      since October 1996, has served as Executive Vice
                      President since February 1999 and as Senior Vice
                      President prior to that time. He also serves as a director and/or officer of certain subsidiaries of the Company. From March 1986 to October 1996, Mr. Parker was associated with The Balcor Company, a real estate investment subsidiary of American Express located in Skokie, Illinois, serving as Chief Financial Officer and
                      Senior Vice President from April 1995 to October 1996, and serving in various other financial management positions prior to that time. During his association with The Balcor Company, he also served as director of several of its subsidiaries.

Steven D. Scruggs     53, has been President of the Company's Corporate
                      Services Group since October 1996. He also serves as an officer of a subsidiary of the Company. From January
                      1989 to October 1996, he was associated with Jones Lang
                      Wootton USA ("JLW"), a multi-national real estate services firm located in New York City, serving as Managing Director and Chairman of the Corporate and Advisory Services division of JLW from April 1994 to
                      October 1996. He also
                      served as President of JLW Capital Corp., a broker-dealer subsidiary of JLW, from March 1992 to October
                      1996. In 1999, JLW combined with LaSalle Partners
                      Incorporated ("La Salle Partners"), a real estate services firm located in New York City, to form Jones
                      Lang LaSalle Incorporated. From October 1985 to December
                      1988, Mr. Scruggs served as Senior Vice President of the consulting division of the Edward S. Gordon Company, Inc., a real estate services firm located in New York
                      City. From August 1981 to October 1985, he served as
                      Vice President of La Salle Partners.

Robert J. Walner      52, has been Senior Vice President, General Counsel and
                      Corporate Secretary of the Company since January 1994.
                      He also serves as a director and/or officer of certain subsidiaries of the Company, including Management
                      Services, serving as a director since May 1997 and as a Senior Vice President since October 1996. From August
                      1992 to January 1994, Mr. Walner was engaged in a private law and consulting practice, and was of counsel to Lawrence Walner & Associates, Ltd. in Chicago,
                      Illinois, a law firm specializing in state and federal class action litigation on a national basis. From
                      November 1979 to August 1992, he was Senior Vice
                      President, General Counsel and Corporate Secretary of
                      The Balcor Company, the real estate investment subsidiary of American Express located in Skokie, Illinois.

B. Executive Compensation

The following table shows compensation earned, including deferred compensation, for services in all capacities with the Company and its subsidiaries for the fiscal years ended June 30, 1999, 1998 and 1997 for the person who served as Chief Executive Officer for the 1999 fiscal year; and for each of the other four most highly-compensated executive officers of the Company. The bonuses for the 1999 fiscal year represent payments for the first six months of the 1999 fiscal year for all persons except Mr. Young, who received a bonus for the entire fiscal year. These other officers will be eligible to receive bonuses for the final six months of the 1999 fiscal year, which are expected to be paid by March 31, 2000.

                          SUMMARY COMPENSATION TABLE

                                                       Long-Term
                                                      Compensation
                                 Annual Compensation     Awards
                                 -------------------- ------------
                                                       Securities
                                                       Underlying   All Other
       Name and Principal             Salary   Bonus  Options/SARs Compensation
          Position(/1/)          Year   ($)     ($)        (#)(/2/)  ($)(/3/)
  -----------------------------  ---- ------- ------- ------------ ------------
  Neil Young                     1999 425,000 250,000         0        3,000
   Chairman and Chief Executive  1998 425,000 270,000         0        3,000
    Officer                      1997 400,000 400,000         0        2,000

  Maureen A. Ehrenberg           1999 250,000 150,000    12,000        3,000
   President, Management
    Services                     1998 246,000  75,000   100,000        2,000
                                 1997      --      --        --           --

  Douglas P. Frye                1999 225,000  68,000    25,000        3,000
   President, Institutional      1998 200,000 108,000         0        3,000
    Services Group               1997 150,000 138,000    50,000      189,000

  John G. Orrico                 1999 244,000 150,000    12,000        3,000
   President, Transaction
    Services                     1998 219,000 115,000    50,000        3,000
                                 1997 177,000 130,000    50,000        2,000

  Steven D. Scruggs              1999 250,000  52,000         0        3,000
   President, Corporate          1998 250,000 115,000         0        3,000
    Services Group               1997 146,000  83,000   100,000      100,000

---------------------

(1) Ms. Ehrenberg was appointed President, Management Services in February 1998. Prior to that time, she served as Central Regional President of Management Services. Mr. Orrico was appointed President, Transaction Services in February 1998. He served as President, Transaction Services, Eastern Region from July 1997 to February 1998.

(2) The amounts represent options to purchase the numbers of shares of common stock indicated.

(3) Represents Company contributions made during each calendar year following the 1998, 1997, and 1996 plan years (calendar years) to the 401(k) plan accounts of the designated individuals, except as follows: with respect to the 1997 fiscal year, Mr. Frye's compensation includes $187,000 in commissions as well as a 401(k) contribution of $2,000, and Mr. Scruggs received a signing bonus of $100,000 in connection with the commencement of his employment in October 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                          Potential
                                                                      Realizable Value
                                                                      at Assumed Annual
                                                                       Rates of Stock
                                                                            Price
                                                                      Appreciation For
                          Individual Grants                           Option Term(/1/)
  -------------------------------------------------------------------------------------
                         Number of    Percent of
                         Securities     Total
                         Underlying  Options/SARs Exercise
                        Options/SARs  Granted to  or Base
                        Granted(/2/) Employees in  Price   Expiration
          Name              (#)      Fiscal Year   ($/Sh)     Date     5% ($)  10% ($)
  --------------------  ------------ ------------ -------- ---------- -------- --------
  Neil Young                    0         --         --        --        --       --
  Maureen A. Ehrenberg     12,000        3.60%     $8.94    9/17/08   $ 67,449 $170,929
  Douglas P. Frye          25,000        7.49%     $8.94    9/17/08   $140,519 $356,102
  John G. Orrico           12,000        3.60%     $8.94    9/17/08   $ 67,449 $170,929
  Steven D. Scruggs             0         --         --        --        --       --

---------------------
(1) The potential realizable value is calculated from the market price per share on the date of grant, assuming the common stock appreciates in value at the stated percentage rate from the date of grant of an option to the expiration date. The exercise prices of the options set forth in the table were equal to the market prices on the dates of grant. Actual gains, if any, are dependent on the future market price of the common stock. The closing market price of the common stock on the New York Stock Exchange on October 11, 1999 was $5.8125 per share.

(2) The amounts represent options to purchase the specified numbers of shares of common stock granted under Company stock option plans at exercise prices based upon the fair market value on the dates of grant. The options granted to Ms. Ehrenberg and Messrs. Frye and Orrico were granted on September 17, 1998, and each vests in four equal, annual installments and expires ten years from the date of grant. Vesting accelerates upon certain conditions related to changes of control of the Company or at the discretion of the Board.

        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                Number of Securities         Value of Unexercised
                                               Underlying Unexercised    In-the-Money Options/SARs at
                          Shares             Options/SARs at FY-End (#)           FY-End ($)
                        Acquired on Realized -------------------------- ------------------------------
          Name          Exercise #    ($)    Exercisable/Unexercisable  Exercisable/Unexercisable(/1/)
  --------------------  ----------- -------- -------------------------- ------------------------------
  Neil Young                  0        --         257,000/208,000             $687,938/$568,000
  Maureen A. Ehrenberg        0        --           23,750/88,250                         $0/$0
  Douglas P. Frye             0        --           20,000/55,000                $8,750/$13,125
  John G. Orrico              0        --           32,500/79,500                         $0/$0
  Steven D. Scruggs           0        --           29,000/60,000               $23,563/$48,750

---------------------
(1) The value of the in-the-money options at fiscal year-end was calculated based on the closing price of the common stock as reported on the New York Stock Exchange on June 30, 1999 ($5.0625 per share).

C. Employment Contracts and Change of Control Arrangements

CEO Employment Agreement. When Neil Young was appointed President and Chief Executive Officer of the Company on February 22, 1996, the Company entered into an employment agreement with him, providing for his service in such capacities for a term expiring in June 1999, with an option to extend the term for an additional year. The agreement was extended through June 2000. Under the agreement, Mr. Young received an annual salary of $400,000 for the 1997 fiscal year, $425,000 for each of the 1998 and 1999 fiscal years, and currently receives an annual salary of $450,000. He has been eligible to receive bonuses for fiscal years 1997, 1998 and 1999 equal to 50% of his annual salary, based upon achievement of certain levels of net income of the Company ("Formula"), and the bonuses may be increased in the discretion of the Compensation Committee based upon such factors as the committee decides are relevant. Mr. Young was awarded bonuses of $250,000, $270,000 and $400,000 for the 1999, 1998 and 1997 fiscal years, respectively, representing in each case 50% of his salary based upon the Formula and/or an amount in recognition of Mr. Young's contribution to the Company. His incentive compensation program for the 2000 fiscal year is subject to a minimum of $200,000 and is otherwise based upon Company performance with respect to its EBITDA margin, net income and revenue. In 1996, he also received, under the agreement, a non-qualified option to purchase 450,000 shares of common stock at an exercise price of $2.375 per share, which was the fair market value of the common stock at the date of grant of the option. The option expires ten years from the date of grant and vests in five, equal annual installments, with the first installment vesting on December 31, 1996; provided, that upon termination of Mr. Young's employment a) after June 29, 2000, or b) upon a material reduction in his responsibilities following an event which results in a stockholder other than Warburg or its affiliates owning more than 25% of the outstanding common stock, the vesting of any unvested portion of such option will be accelerated. The agreement also provides that in the event that the Company terminates the employment of Mr. Young prior to expiration of the agreement as extended for any reason, he will receive the equivalent of one year's salary and benefits and a pro-rata share of his bonus, and if the Company does not renew Mr. Young's employment agreement beyond its expiration in June 2000, he will receive the equivalent of one year's salary.

Executive Change of Control Plan. Pursuant to a plan approved by our Board of Directors effective May 10, 1999, our executive officers are eligible to receive certain compensation and benefits if their employment with the Company is affected by a change of control of the Company. A change of control, for purposes of the plan, includes the acquisition of 25% or more of our outstanding common stock, a change of a majority of directors on the Board, a merger, a sale or liquidation of the Company, subject to certain exceptions related to current principal stockholders and directors; or a reduction in the ownership by current principal stockholders to under 45%. If a change of control occurs, we have committed to employ each covered executive for two years, or otherwise to compensate the executive if his or her employment is terminated without cause during that period. The plan gives each executive officer the opportunity to terminate employment during a 30-day window period after six months have elapsed from a change of control, and receive benefits under the plan. During the two-year employment period, each covered executive is to receive compensation and benefits commensurate with levels existing before the change of control. Upon termination of employment within the two-year period other than for cause, the executive will receive compensation equal to two years' salary and two years of the highest previous bonus; provided that if an executive resigns during the window period without his or her employment having been adversely affected as a result of the change of control, then he or she will receive the two years' salary and two times 50% of the bonus. In addition, standard benefits and perquisites or their equivalents are to be provided for two years if the executive's employment is terminated during the two-year period. The plan is effective for three years, and will generally be renewed automatically on an annual basis for a three-year period rolling forward. The plan can only be terminated with respect to an affected executive by mutual agreement of the executive and the Company.

D. Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Reuben S. Leibowitz (Chairman) and Lawrence S. Bacow. Neither of them has served as an officer or employee of the Company.

Mr. Leibowitz is a Managing Director and member of Warburg Pincus, and a general partner of WP, each of which is an affiliate of Warburg. See also, "Information About the Nominees for Director" and "Stock Ownership Information" above. Warburg is the principal stockholder of the Company. Warburg currently owns 9,105,981 shares of common stock. Warburg also owns warrants to purchase an aggregate of 873,072 shares of common stock at an exercise price of $3.50 per share, and warrants to purchase an aggregate of 464,286 shares of common stock at an exercise price of $2.375 per share.

Pursuant to the 1997 Voting Agreement described above in "Questions and Answers About Voting," Warburg, the Kojaian Investors and GS Group have agreed to vote all their shares of common stock in favor of the election to the Board of one nominee designated by a majority of the Kojaian Investors, one nominee designated by GS Group, and all nominees designated by Warburg.
Messrs. Lapidus, Leibowitz and Santoleri have been designated as Warburg Nominees with respect to the 1999 election of directors.

Lennar Corporation (and its affiliates), a firm in which Warburg and its affiliates have ownership interests, and for which Reuben Leibowitz and Sidney Lapidus, directors of the Company and Managing Directors of Warburg Pincus, serve as directors, paid the Company approximately $403,000 in real estate commissions and other fees during the 1999 fiscal year, for real estate transactional services; and was involved as a purchaser in a transaction in which the Company received $400,000 in real estate commissions from the seller. Chelsea GCA Realty, Inc., a firm for which Mr. Leibowitz serves as a director, was involved as a purchaser in a transaction in which the Company received approximately $135,000 in real estate commissions from the seller. We believe that the fees and commissions paid to the Company as described above were comparable to those which would have been paid to unaffiliated third parties.

E. Compensation Committee Report on Executive Compensation

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate other filings, including this proxy statement, in whole or in part, the following Compensation Committee Report and the section entitled, "Grubb & Ellis Stock Performance" shall not be incorporated by reference into any such filings.

We, as a committee, have developed and implemented compensation policies, plans and programs which seek to reward achievement of positive financial results for the Company, and in doing so enhance stockholder value.

In order to attract and retain outstanding executives with the potential to contribute significantly to the success of the Company, our policies have sought to compensate executives commensurate with executives of equivalent-sized firms in terms of revenues and with similar responsibilities, but not necessarily the Peer Group companies referred to below under "Grubb & Ellis Stock Performance."

Our policies include the objective of assuring the qualification of each executive's compensation for deductibility under Section 162(m) of the Internal Revenue Code, if we believe that such qualification is appropriate in each case. Section 162(m) generally imposes a limit of $1 million per taxable year on deducting compensation for each of the chief executive officer and the other four most highly compensated executive officers from taxable income of the Company.

The compensation of Mr. Young, Chairman of the Board, President and Chief Executive Officer, during the 1999 fiscal year, pursuant to his employment agreement, consisted of an annual base salary of $425,000 and eligibility for a bonus equal to 50% of his annual salary, based upon the Formula (described above), which may be increased in our discretion based upon factors we deem relevant. In approving the compensation terms of his employment agreement at the time of his appointment, we took into consideration our knowledge of competitive compensation programs for chief executive officers and Mr. Young's level of responsibility and expectations of future performance. Mr. Young was awarded a bonus of $250,000 for the 1999 fiscal year, based upon our recognition of Mr. Young's contribution to the Company.

During the 1999 fiscal year, executive officers other than Mr. Young were eligible to receive compensation consisting of three components: base salary, bonuses and longer-term equity incentives. We reviewed with Mr. Young the compensation of all such executive officers. Base salaries were approved based on our knowledge of competitive salaries as described above and our judgment about the executives' individual past performance, expectations of future performance, and most importantly, level of responsibilities. Bonuses were calculated as a designated percentage of salary for each executive, and earned upon achievement of annual targeted levels of Company-wide, and applicable regional, revenue and profitability of the Company and attainment of individual performance goals related to productivity. No one factor was a prerequisite to receiving a bonus.

Stock options are designed to align the interests of executives with those of stockholders, and further the growth, development and financial success of the Company. We believe that granting equity incentives to the Company's management helps retain and motivate management. In recommending grants of stock options by the Board, we take into account the scope of responsibility, the performance requirements and anticipated contributions to the Company of each proposed optionee. In addition, stock options are awarded from time to time in connection with hiring or promoting executives. Our decision to recommend the award of equity incentives at the time of hiring or promotion is based upon the circumstances of a particular hiring or promotion, including the level of responsibility of the executive. Five executive officers who held office during the 1999 fiscal year received options during that year to purchase common stock, with exercise prices set at fair market value at the dates of grant. The options vest over four years. We determined the recommended number of shares for the options given to each executive, primarily based upon the executive's level of responsibility.

                                          THE COMPENSATION COMMITTEE

                                          Lawrence S. Bacow
                                          Reuben S. Leibowitz



F. Grubb & Ellis Stock Performance

The following graph shows a five-year comparison of cumulative total stockholder return on our common stock against the cumulative total return on the S&P 500 Stock Index and a peer group of the Company ("Peer Group"). The comparison assumes $100 was invested on June 30, 1994 in each of the foregoing and that all dividends, if any, were reinvested.

Method of Selection of Peer Group. We believe that the following commercial real estate firms are our primary, nationwide competitors having publicly-traded stock: CB Richard Ellis Services, Inc. ("CB"); Insignia Financial Group, Inc.; Jones Lang LaSalle Incorporated ("LaSalle"); and Trammell Crow Company. None of these firms has been public long enough to have a five-year stock price history. Therefore, the Peer Group we have used consists of the public companies with the same company-level Standard Industrial Classification ("SIC") Code as the Company, as reported by Media General Financial Services as of June 30, 1999, excluding firms whose business is real estate investment, such as real estate investment trusts. Our company-level SIC Code is 6531 - real estate agents and managers. They are, in addition to the Company: Capital Title Group, Inc.; CB; Crescent Operating, Inc.; The DeWolfe Companies, Inc.; Israel Land Development Company, Ltd.; Kennedy-Wilson, Inc.; LaSalle; Monmouth Capital Corporation; and Westmark Group Holdings, Inc. Some of these companies do not have a five-year stock history.

               Comparison of Five-Year Cumulative Total Return*

                Grubb & Ellis Company, S&P 500 and a Peer Group
                  (Performance Results Through June 30, 1999)

                                               [PERFORMANCE GRAPH APPEARS HERE]

                 6/30/94     6/30/95     6/30/96     6/30/97     6/30/98     6/30/99
               ---------------------------------------------------------------------
Grubb & Ellis    $100.00     $ 84.00     $179.00     $721.00     $600.00     $276.00
S&P 500          $100.00     $126.00     $159.00     $214.00     $279.00     $342.00
Peer Group       $100.00     $ 57.00     $ 77.00     $192.00     $222.00     $178.00

* Total return assumes reinvestment of dividends on a quarterly basis. The figures are rounded to the nearest dollar. The comparisons in this table are not intended to forecast or to be indicative of possible future performance of the Company's common stock.

                          RELATED PARTY TRANSACTIONS

The following are descriptions of certain transactions and business relationships between the Company and our directors, executive officers, and principal stockholders. On a quarterly basis, the Audit Committee reviews information about transactions involving Archon and the Kojaian Companies and their affiliates, as described below, compared to transactions with other parties, and makes an independent recommendation to the Board as to the benefit to stockholders from such transactions. We believe that the fees and commissions paid to the Company as described below were comparable to those which would have been paid to unaffiliated third parties. See also "Questions and Answers About Voting" regarding the 1997 Voting Agreement and "Compensation Committee Interlocks and Insider Participation" above.

Archon, an affiliate of GS Group, a principal stockholder of the Company, is engaged in the asset management business, and Archon performs asset management services for various parties. Mr. Williams, a director of the Company, is also a director of Archon and an officer of Archon Gen-Par, Inc., the general partner of Archon. During the 1999 fiscal year, Archon, its affiliates and portfolio property owners paid the Company and its subsidiaries approximately $2,701,000 in management fees; approximately $3,004,000 in leasing commissions; and approximately $2,161,000 in real estate sales commissions related to services rendered to Archon and its portfolio properties. In addition, Archon and its affiliates were involved in transactions as purchasers during the 1999 fiscal year, for which the Company received approximately $307,000 in real estate commissions from the sellers.

The Kojaian Companies, Kojaian Management Corporation and their affiliates (collectively, "KMC") are controlled by the Kojaians. C. Michael Kojaian, a director and principal stockholder of the Company, is a director, shareholder and the President of the Kojaian Companies; and a director, shareholder, and an Executive Vice President and the Treasurer of Kojaian Management Corporation. Mike Kojaian, his father, and also a principal stockholder of the Company, is also a director, shareholder and officer of the Kojaian Management Corporation. KMC is engaged in the business of investing in and managing real property both for its own account and for third parties. During the 1999 fiscal year, KMC paid the Company and its subsidiaries approximately $1,158,000 for management and leasing of its portfolio properties, and approximately $11,000 in commissions for other transactional services.

Mr. Orrico, President of Transaction Services for the Company, received a short-term loan from the Company in the amount of $330,000 in August 1998, in connection with the relocation of his residence at our request. The loan, which was secured by real property owned by him, had an interest rate of 7 percent per annum and was repaid on October 6, 1998.

AMLI Commercial Properties Trust, a real estate investment trust for which Mr. Meador, a director of the Company, serves as a director, paid the Company approximately $107,000 in real estate commissions for transactional services in the 1999 fiscal year.

homestore.com, Inc., for which Mr. Hanauer, a director of the Company, serves as a director, was involved as a purchaser in certain real estate transactions for which the Company was paid approximately $222,000 in real estate commissions by the sellers during the 1999 fiscal year.

                            **********************

This concludes our proxy statement. We hope that you found it informative and look forward to seeing you at our annual meeting.

                                          BY ORDER OF THE BOARD
                                          OF DIRECTORS
                                          /s/ Robert J. Walner

                                          Robert J. Walner
                                          Corporate Secretary

PROXY                        GRUBB & ELLIS COMPANY                         PROXY

           For the Annual Meeting of Stockholders--November 18, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I am a stockholder of Grubb & Ellis Company (the "Company") and I have received the Notice of Annual Meeting of Stockholders dated October 14, 1999 and the accompanying Proxy Statement. I appoint Robert J. Walner and Blake W. Harbaugh and each or any of them as Proxy Holders, with full power of substitution, to represent and vote all the shares of Common Stock which I may be entitled to vote at the Annual Meeting of Stockholders to be held at the Northbrook Hilton Hotel, 2855 North Milwaukee Avenue, Northbrook, Illinois, in the Almond Room on Thursday, November 18, 1999 at 10:00 a.m. or at any and all adjournments thereof, with all powers which I would have if I were personally present at the meeting.

The shares represented by this Proxy will be voted in the way that I direct. If no direction is made, the Proxy will be voted "FOR" all nominees listed under the "Election of Directors," all of whom have been nominated by the Board of Directors. If any of the nominees listed becomes unavailable to serve as a director prior to the Annual Meeting, the Proxy will be voted for any substitute nominee or nominees designated by the Board of Directors. I ratify and confirm all that the above Proxy Holders may legally do in relation to this Proxy.

                 (Continued and to be signed on reverse side.)

                             GRUBB & ELLIS COMPANY
               PLEASE MARK VOTE IN THE OVAL IN THE FOLLOWING MANNER
                             USING DARK INK ONLY.

 [                                                                          ]

The Board of Directors recommends a vote FOR all nominees for Directors.

1.  Election of Directors--
Nominees:
Neil Young, R. David Anacker, Joe F. Hanauer, C. Michael Kojaian,
Sidney Lapidus, Reuben S. Leibowitz, Robert J. McLaughlin, John D. Santoleri, and Todd A. Williams

      For        Withhold      For All
      All          All          Except


 ----------------------------------------
 Write nominee exception above this line.


2. In accordance with the judgments of the Proxy Holders upon such other business as may properly come before the meeting and at any and all adjournments thereof.



                                Mark here for address change and indicate.

                                Signature:_____________________________________

                                Date:_________________________________________

                                Signature:_____________________________________

                                Date:_________________________________________
                                Please date and sign exactly as your name appears on this Proxy Card. Joint owners should each sign. The full title or capacity of any person signing for a corporation, partnership, trust or estate should be indicated.


------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                    USING THE ENCLOSED POSTMARKED ENVELOPE.